UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2005
COLONIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Alabama	1-12358	59-7007599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 Sixth Avenue North Suite 750 Birmingham, Alabama		35202 (Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(205) 250-8700
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     On September 27, 2005, Colonial Properties Trust and its operating partnership, Colonial Realty Limited Partnership (collectively, the “Company”), completed their previously announced transaction with DRA Advisors LLC to acquire CRT Properties, Inc. In connection with the merger of CRT Properties with an investment fund managed by DRA Advisors, the Company, through its previously announced joint venture with DRA Advisors, acquired a 15% ownership interest in, and will manage substantially all of the office properties of, CRT Properties acquired in the transaction. DRA Advisors holds an 85% ownership interest in the joint venture. The Company paid approximately $52 million for its minority ownership interest in the joint venture. Funding for the transaction was provided from the Company’s existing credit facilities, the outstanding balances of which were recently reduced with the proceeds from Colonial Properties Trust’s September 21, 2005 equity offering. In addition, Colonial Realty Limited Partnership has guaranteed approximately $50 million of third-party financing obtained by the joint venture with respect to 10 properties of CRT Properties which the joint venture expects to sell in the first 12 months of the venture. The joint venture is obligated to reimburse Colonial Realty Limited Partnership for any payments made by Colonial Realty Limited Partnership under the guaranty before making distributions of cash flow or capital proceeds to the joint venture partners.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONIAL PROPERTIES TRUST

Date: September 28, 2005	By:	/s/ John E. Tomlinson
John E. Tomlinson
Executive Vice President and Chief Accounting Officer